UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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ING WELLS FARGO SMALL CAP DISCIPLINED PORTFOLIO

QUESTIONS & ANSWERS

Although we recommend that you read the entire Proxy Statement/Prospectus, we have provided for your convenience a brief overview of the proposals to be voted on.

Q:                                  Why is a shareholder meeting being held?

A:                                   The Board of Trustees (the “Board”) has called a special meeting of shareholders (the “Special Meeting”) of ING Wells Fargo Small Cap Disciplined Portfolio (“Wells Fargo Small Cap Disciplined Portfolio”), which is scheduled for 10:00 a.m., Local time, on August 10, 2010, at 7337 East Doubletree Ranch Road, Scottsdale, Arizona 85258-2034. At the Special Meeting, shareholders of Wells Fargo Small Cap Disciplined Portfolio will be asked to vote on: (1) a proposed reorganization (the “Reorganization”) of Wells Fargo Small Cap Disciplined Portfolio with and into ING Small Company Portfolio (“Small Company Portfolio”) (each a “Portfolio” and collectively, the “Portfolios”); and (2) Subject to shareholder approval of the Reorganization, to vote on an investment sub-advisory agreement appointing ING Investment Management Co. (“ING IM”) as the investment sub-adviser to the Wells Fargo Small Cap Disciplined Portfolio (the “ING IM Sub-Advisory Agreement”) during a transition period until the Reorganization is consummated (the “Transition Period”).

Q:                                  Why is the Reorganization being recommended?

A:                                   The Reorganization is one of several reorganizations that have taken place among various ING Funds.  The ING Fund complex has grown in recent years through the addition of many funds.  Management of the ING Funds has proposed the consolidation of several of the ING Funds that they believe have similar or compatible investment strategies.  The reorganizations are designed to reduce the substantial overlap in funds offered in the ING Funds complex, thereby eliminating inefficiencies and potential confusion about overlapping funds.  DSL and ING Investments, LLC also believe that the reorganizations may benefit portfolio shareholders by resulting in surviving portfolios with a greater asset base.  This is expected to provide greater investment opportunities for each surviving portfolio and the potential to take larger portfolio positions.

Q:                                  Why is the ING IM Sub-Advisory Agreement being recommended?

A:                                   The ING IM Sub-Advisory Agreement is being proposed so that ING IM can manage Wells Fargo Small Cap Disciplined Portfolio during the Transition Period and oversee the transition of the Portfolio into Small Company Portfolio.

Q:                                  What are some similarities and differences between Wells Fargo Small Cap Disciplined Portfolio and Small Company Portfolio?

A:

•                  Wells Fargo Small Cap Disciplined Portfolio seeks long-term capital appreciation, while Small Company Portfolio seeks the growth of capital primarily through investment in a diversified portfolio of common stocks of companies with smaller market capitalizations;

•                  Both Portfolios invest primarily in the common stocks of smaller companies - the sub-adviser to Wells Fargo Small Cap Disciplined Portfolio defines small-capitalization companies as companies whose market capitalization is substantially similar to that of companies in the Russell 2500TM Index at the time of purchase, while Small Company Portfolio’s sub-adviser defines small-capitalization companies as companies that are included in the Standard & Poor’s SmallCap 600 Index or the Russell 2000® Index at the time of purchase, or if not included in either index, have market capitalizations of between $20.3 million and $5.6 billion;

•                  Wells Fargo Small Cap Disciplined Portfolio invests in the securities of small-capitalization companies that its sub-adviser believes will present attractive opportunities but have not been widely recognized by investment analysts or the financial press, while Small Company Portfolio invests in stocks that its sub-adviser believes have the potential for long-term growth, as well as those that appear to be trading below their perceived value;

•                  The sub-adviser to Wells Fargo Small Cap Disciplined Portfolio, unlike that of Small Company Portfolio, may emphasize one or more particular sectors in seeking to achieve the Portfolio’s investment objective;

•                  Unlike Wells Fargo Small Cap Disciplined Portfolio, Small Company Portfolio may invest in derivative instruments as a principal strategy;

•                  Wells Fargo Small Cap Disciplined Portfolio has a shorter operational history as it commenced operations on November 30, 2005, while Small Company Portfolio was launched on December 27, 1996;

•                  DSL and Wells Capital are the adviser and sub-adviser, respectively to Wells Fargo Small Cap Disciplined Portfolio, while ING Investments, LLC (“ING Investments”) and ING IM are the adviser and sub-adviser, respectively, to Small Company Portfolio;

•                  Both the gross and net expense ratios for shareholders of all classes of the disappearing Wells Fargo Small Cap Disciplined Portfolio are expected to decrease as a result of the Reorganization; and

•                  Each Portfolio is distributed by ING Funds Distributor, LLC (“IFD”).

Q:                                  How do the management fees and other expenses of Wells Fargo Small Cap Disciplined Portfolio and Small Company Portfolio compare and what are they estimated to be after the Reorganization?

A:                                   The gross and net operating expenses before and after the Reorganization, expressed as an annual percentage of the average daily net asset value per share for shares of each Portfolio are shown in the following table. For detailed information about the Portfolios’ expenses, including each Portfolio’s management fees and distribution (12b-1) and shareholder servicing fees, please see the section titled “COMPARISON OF FEES AND EXPENSES” and the table titled “Annual Portfolio Operating Expenses” on pages 7-8 the Proxy Statement/Prospectus.

Gross Expenses Before the Reorganization(1):

	ADV Class	Class I	Class S	Class S2
Wells Fargo Small Cap Disciplined Portfolio	1.73%	0.98%	1.23%	1.48%

Small Company Portfolio	1.37%	0.87%	1.12%	1.37%

Net Expenses Before the Reorganization (After Fee Waiver) (2)

	ADV Class	Class I	Class S	Class S2(2)
Wells Fargo Small Cap Disciplined Portfolio	1.54%	0.94%	1.19%	1.34%

Small Company Portfolio	1.37%	0.87%	1.12%	1.27%

After the Reorganization: Small Company Portfolio Pro Forma

	ADV Class	Class I	Class S	Class S2
Gross estimated expenses(1)	1.37%	0.87%	1.12%	1.37%
Net estimated expenses(2)	1.37%	0.87%	1.12%	1.27%

(1)          The Portfolios’ expenses are based on each Portfolio’s actual expenses for the fiscal year ended December 31, 2009.

(2)          Each Portfolio’s investment adviser is contractually obligated to limit expenses of the respective Portfolio through at least May 1, 2011, subject to possible recoupment by the adviser within three years. The obligation does not extend to interest, taxes, brokerage commissions, extraordinary expenses and Acquired Fund Fees and Expenses. Each Portfolio’s expense limitation agreement may be terminated by the Portfolio or the adviser upon written notice at least 90 days prior to the end of the then current term or upon termination of the management agreement. IFD is also contractually obligated to waive a portion of the distribution fee for ADV shares of Wells Fargo Small Cap Disciplined Portfolio and each Portfolio’s Class S2 shares through May 1, 2011. There is no guarantee the fee waiver will continue after May 1, 2011. The waiver will continue only if IFD elects to renew it.

Q:                                  How will the Reorganization be effected?

A:                                   Subject to shareholder approval, the Reorganization Agreement provides for:

•                  the transfer of all of the assets of Wells Fargo Small Cap Disciplined Portfolio to Small Company Portfolio in exchange for shares of beneficial interest of Small Company Portfolio;

•                  the assumption by Small Company Portfolio of the liabilities of Wells Fargo Small Cap Disciplined Portfolio known as of the Closing Date (as described below);

•                  the distribution of shares of Small Company Portfolio to the shareholders of Wells Fargo Small Cap Disciplined Portfolio; and

•                  the complete liquidation of Wells Fargo Small Cap Disciplined Portfolio.

As a result of the Reorganization, each owner of ADV Class, Class I, Class S and Class S2 shares of Wells Fargo Small Cap Disciplined Portfolio would become a shareholder of the corresponding share class of Small Company Portfolio.  The Reorganization is expected to be effective on August 21, 2010, or such other date as the parties may agree (the “Closing Date”).

Shares of Small Company Portfolio would be distributed to shareholders of Wells Fargo Small Cap Disciplined Portfolio so that each shareholder would receive a number of full and fractional shares of Small Company Portfolio equal to the aggregate value of shares of Wells Fargo Small Cap Disciplined Portfolio held by such shareholder.

Each shareholder will hold, immediately after the Closing Date, shares of Small Company Portfolio having an aggregate value equal to the aggregate value of the shares of Wells Fargo Small Cap Disciplined Portfolio held by that shareholder as of the close of business on the Closing Date.

Q:                                  Who will bear the costs of the Reorganization?

A:                                   The expenses relating to the proposed Reorganization will be borne by DSL (or an affiliate). The expenses of the Reorganization shall include, but not be limited to, the costs associated with the preparation of any necessary filings with the SEC, printing and distributing the Proxy Statement/Prospectus and proxy materials, legal fees, accounting fees, securities registration fees, and expenses of holding the Special Meeting. The expenses of the Reorganization do not include the transaction costs of the portfolio transitioning, which are borne by Portfolio shareholders, although ING Investments and/or an affiliate will bear a portion of the transaction costs incurred by Wells Fargo Small Cap Disciplined Portfolio during the Transition Period.

Q:                                  What are the tax consequences of the proposed Reorganization?

A:                                   The Reorganization is intended to qualify for federal income tax purposes as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

Q:                                  Who is eligible to vote at the special meeting?

A:                                   Only shareholders of Wells Fargo Small Cap Disciplined Portfolio at the close of business on May 14, 2010 (the “Record Date”), will be entitled to be present and give voting instructions for Wells Fargo Small Cap Disciplined Portfolio at the Special Meeting with respect to their shares owned as of that Record Date.

Q:                                  How does the Board suggest that I vote?

A:                                   After careful consideration, the Board of Wells Fargo Small Cap Disciplined Portfolio approved the Reorganization and the ING IM Sub-Advisory Agreement.  The Board recommends that you vote “FOR” these proposals.

Q:                                  What happens if shareholders do not approve the Proposals?

A:                                   If the Reorganization is approved but the ING IM Sub-Advisory Agreement is not approved, ING IM will not serve as the sub-adviser to Wells Fargo Small Cap Disciplined Portfolio, and, in accordance with applicable law, the Board would consider various options including the appointment of a new sub-adviser to provide the day-to-day management of the Portfolio during the Transition Period.  If neither proposal is approved, the Board will consider various options with respect to Wells Fargo Small Cap Disciplined Portfolio in accordance with applicable law.

Q:                                  How do I vote my proxy?

A:                                   If a shareholder wishes to participate in the Special Meeting, the shareholder may submit the proxy originally sent with the Proxy Statement/Prospectus, attend in person or vote online by logging on to www.proxyweb.com and following the on-line directions.

Q:                                  Whom do I contact for further information?

A:                                   Should shareholders require additional information regarding the proxy or require replacement of the proxy, they may contact Shareholder Services toll-free at 1-800-992-0180.